Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made by and between Northern Tier Energy LLC, a Delaware limited liability company (the “Company”), and __________________ (“Executive”).
W I T N E S S E T H:
WHEREAS, Executive is to be directly employed by the Company; and
WHEREAS, the Company is desirous of directly employing Executive in an executive capacity on the terms and conditions and for the consideration hereinafter set forth (which includes new and additional consideration to that which Executive is currently receiving), and Executive is desirous of being directly employed by the Company on such terms and conditions and for such consideration;
NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:
Article 1: DEFINITIONS AND INTERPRETATIONS
1.1    Definitions.
(a)    “Affiliate” means, with respect to any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government (a “Person”), any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. With respect to any natural person, the term “Affiliate” means (1) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person’s spouse, such Person’s siblings and/or one or more of such Person’s lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.
(b)    “Annual Base Salary” means, as of a specified date, Executive’s annual base salary as of such date determined pursuant to Section 4.1.
(c)    “Annual Bonus” means the amount, if any, equal to the greater of:
(i)    100% of the Annual Base Salary;

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(ii)    the annual bonus most recently paid by the Company to Executive pursuant to Section 4.2; or
(iii)    the average of the last three annual bonuses (or the average of the last two annual bonuses if the Executive has been employed by the Company for less than three years) paid by the Company to Executive pursuant to Section 4.2.
Notwithstanding the foregoing, if Executive was employed by the Company for only a portion of the year with respect to which such bonus was paid, then the “Annual Bonus” shall equal an amount determined by annualizing the bonus received by Executive based on the ratio of the number of days Executive was employed by the Company during such year to 365 days.
(d)    “Annual Compensation” means an amount equal to the greater of:
(i)    Executive’s Annual Base Salary at the annual rate in effect on the date of his or her Involuntary Termination;
(ii)    Executive’s Annual Base Salary at the annual rate in effect 180 days prior to the date of his or her Involuntary Termination; and
(iii)    Executive’s Annual Base Salary at the annual rate in effect immediately prior to a Change of Control if Executive’s employment shall be subject to an Involuntary Termination during the Change of Control Period.
Notwithstanding the foregoing, if Executive’s employment shall be subject to an Involuntary Termination during the Change of Control Period, then the amount determined pursuant to the preceding sentence shall be increased by the amount of the Annual Bonus.
(e)    “Board” means the Board of Directors of the General Partner.
(f)    “Cause” means Executive
(i)    has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties,
(ii)    has refused, without proper reason, to perform his or her duties,
(iii)    has willfully engaged in conduct which is materially injurious to the Company, the Parent or their subsidiaries (monetarily or otherwise),
(iv)    has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to NTI (including the unauthorized disclosure of confidential or proprietary material information of NTI), or
(v)    has been convicted of, pled guilty to, or pleaded no contest to, a crime involving fraud, dishonesty or moral turpitude.

(g)    “Change In Duties” means:
(i)    The occurrence, prior to a Change of Control or after the expiration of a Change of Control Period, of any one or more of the following:
(1)    a material reduction in the nature or scope of Executive’s authorities or duties from those previously applicable to him or her;
(2)    a reduction in Executive’s Annual Base Salary;
(3)    a material diminution in employee benefits (including, but not limited to, medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from those substantially similar to the employee benefits and perquisites provided by NTI to executives with comparable duties; or
(4)    a change in the location of Executive’s principal place of employment by the Company (including its subsidiaries and the Parent) by more than 60 miles from the location where he or she was principally employed; provided, however, that such change in the location of Executive’s principal place of employment shall not constitute a Change In Duties if the decision to relocate was mutually acceptable to Executive and the Company prior to such change in location.
(ii)    The occurrence, within a Change of Control Period, of any one or more of the following:
(1)    a material reduction in the nature or scope of Executive’s authorities or duties from those applicable to him or her immediately prior to the date on which a Change of Control occurs;
(2)    a reduction in Executive’s Annual Base Salary from that provided to him or her immediately prior to the date on which a Change of Control occurs;
(3)    a diminution in Executive’s eligibility to participate in bonus, unit option, incentive award and other compensation plans that provide opportunities to receive compensation which are the greater of (A) the opportunities provided by the Company (including its subsidiaries and the Parent) for executives with comparable duties or (B) the opportunities under any such plans under which he or she was participating immediately prior to the date on which a Change of Control occurs;
(4)    a material diminution in employee benefits (including, but not limited to, medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by the Company (including its subsidiaries and the Parent) to executives with comparable duties or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change of Control occurs; or
(5)    a change in the location of Executive’s principal place of employment by the Company (including its subsidiaries and the Parent) by more than 60 miles from the location where he or she was principally employed immediately prior to the date on which a Change of Control occurs; provided, however, that such change in the location of Executive’s principal place of employment shall not constitute a Change In Duties if the decision to relocate was mutually acceptable to Executive and the Company prior to such change in location.
“Change of Control” shall be deemed to have occurred upon any of the following events:
(i)    any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Majority Holders, (ii) any Majority Holder, (iii) any Affiliate of the Parent, (iv) any employee benefit plan of the Parent or any of its subsidiaries, (v) a company owned, directly or indirectly, by unitholders of the Parent in substantially the same proportions as their ownership of the Parent, (vi) an underwriter temporarily holding securities pursuant to an offering of such securities or (vii) those “persons” who beneficially own securities of the Parent on the Effective Date (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of more than 50% of the of the voting power of the voting securities then outstanding of the General Partner ; provided, however, that a Change of Control shall not occur pursuant to this clause if (i) it is in connection with a public or private offering by the Parent of the Parent’s common units or (ii) at such time as such Person acquires or gains such ownership or control, any of the Majority Holders has a percentage ownership of the combined voting power of the voting securities then outstanding or of the outstanding common units of the General Partner or the Parent that is greater than such Person;
(ii)    the consummation of any merger, reorganization, business combination or consolidation of the Parent or one of its subsidiaries with or into any other entity, other than a merger, reorganization, business combination or consolidation, which would result in the holders of the voting securities or the common units of the General Partner or the Parent outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation the same or more than 50% of the combined voting power of the voting securities or common units outstanding of the General Partner or the surviving company, the Parent or the surviving company, or the parent of each such surviving company; provided, however, that a Change of

Control shall not occur pursuant to this clause (ii) as a result of any transaction entered into in connection with a public or private offering by the Parent of common units of the Parent;
(iii)    the consummation of a sale or disposition by NTI of all or substantially all of NTI’s assets, other than a sale or disposition if the holders of the voting securities or common units of the Parent outstanding immediately prior thereto hold securities immediately thereafter which represent the same or more than 50% of the combined voting power of the voting securities or common units outstanding of the acquiror, or parent of the acquiror, of such assets;
(iv)    the General Partner or its sole member or the unitholders of the Parent approve a plan of complete liquidation or dissolution of the Parent; or
(v)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election to the Board was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or that was approved by the sole member of the General Partner shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board.
(vi)    Notwithstanding any other provision set forth in the Agreement, for purposes of any amount or award that is subject to Code Section 409A, a “Change of Control” as defined above will not be treated as a change of control unless it also is a change of control as defined in the regulations issued under Code Section 409A.
(h)    “Change of Control Period” means, with respect to a Change of Control, the two-year period beginning on the date upon which such Change of Control occurs.
(i)    “Code” means the Internal Revenue Code of 1986, as amended.
(j)    “Compensation Committee” means the Compensation Committee of the Board.
(k)    “Disability” means that, as a result of Executive’s incapacity due to physical or mental illness, he or she shall have been absent from the full-time performance of his or her duties for six consecutive months and he or she shall not have returned to full-time performance of his or her duties within 30 days after written notice of termination is given to Executive by the Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).
(l)    “Effective Date” means _______________________.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(n)    “General Partner” means the general partner of the Parent, Northern Tier Energy GP LLC.
(o)    “Involuntary Termination” means any termination of Executive’s employment with the Company which:
(i)    does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this Section 1.1(n)); or
(ii)    results from a resignation by Executive on or before the date which is 60 days after the date upon which Executive receives notice of a Change in Duties;
provided, however, that the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death or Disability.
(p)    “Majority Holders” means Western Refining, Inc. and its wholly-owned subsidiaries.
(q)    “Monthly Severance Amount” means an amount equal to one-twelfth of Executive’s Annual Compensation.
(r)    “NTI” means, collectively, the Company, the Parent, the General Partner and their subsidiaries.
(s)     “Parent” means Northern Tier Energy LP.
(t)    “Severance Amount” means an amount equal to two times Executive’s Annual Compensation.
(u)    “Severance Period” means the period commencing on the date of Involuntary Termination and continuing for 24 months thereafter.
1.2    Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section means such Article or Section hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking an action, such provision shall be applicable whether such action is taken directly or indirectly by such party.
ARTICLE 2    : EMPLOYMENT AND DUTIES

2.1    Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.
2.2    Positions. The Company shall, and shall cause the Parent’s general partner to, employ Executive in the position of Executive Vice President from the Effective Date, and as _______________________ from March _______________________, or in such other positions as the parties may mutually agree.
2.3    Duties and Services. Executive agrees to serve in the position(s) referred to in Section 2.2 and to perform diligently the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by the Company and the Parent that are of general applicability to the Company’s and the Parent’s employees, as such policies may be amended from time to time.
2.4    Other Interests. Executive agrees, during the period of such employment by the Company, to devote substantially all of Executive’s business time, energy and efforts to the business and affairs of NTI. If the amount of time that Executive devotes to the business and affairs of NTI decreases from that set forth in the first sentence of this paragraph, Executive and the Company agree to adjust the Annual Base Salary accordingly.
2.5    Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of the Company and the Parent. In keeping with such duty, Executive shall make full disclosure to the Company and the Parent of all business opportunities pertaining to the Company’s and the Parent’s businesses and shall not appropriate for Executive’s own benefit business opportunities concerning the Company’s and the Parent’s businesses.
ARTICLE 3    : TERM AND TERMINATION OF EMPLOYMENT
3.1    Term. Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 180 days prior to the Initial Expiration Date or any anniversary thereof either party shall give written notice to the other that no such automatic extension shall occur.
3.2    The Company’s Right To Terminate. Notwithstanding the provisions of Section 3.1, the Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
(a)    upon Executive’s death;

(b)    upon Executive’s Disability;
(c)    for Cause; or
(d)    for any other reason whatsoever, in the sole discretion of the board of managers of the Company.
3.3    Executive’s Right To Terminate. Notwithstanding the provisions of Section 3.1 Executive shall have the right to terminate his or her employment under this Agreement for any of the following reasons:
(a)    as a result of a Change In Duties; provided, however, that prior to Executive’s termination as a result of a Change In Duties, Executive must give written notice to the Company of the specific occurrence that resulted in the Change In Duties and such occurrence must remain uncorrected for 10 calendar days following such written notice; or
(b)    at any time for any other reason whatsoever, in the sole discretion of Executive.
3.4    Notice Of Termination. If the Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions of this Agreement or rights arising under this Agreement. If Executive desires to terminate his or her employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he or she shall do so by giving a 30-day written notice to the Company that he or she has elected to terminate his or her employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions of this Agreement or rights arising under this Agreement.
3.5    Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer, director or manager (if applicable) of the Company and each of its Affiliates, unless Executive owns at least 10% of the issued and outstanding common units of the Parent, in which case such resignation shall not be deemed an automatic resignation of Executive from the Board, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which NTI holds an equity interest and with respect to which board or similar governing body Executive serves as NTI’s designee or other representative.
ARTICLE 4    : COMPENSATION AND BENEFITS
4.1    Base Salary. During the period of this Agreement, Executive shall receive a minimum Annual Base Salary of $__________. Executive’s Annual Base Salary shall be reviewed by the Compensation Committee on an annual basis, and, in the sole discretion of the Compensation Committee, such Annual Base Salary may be increased, but not decreased, effective as of any date determined by the Compensation Committee. Executive’s Annual Base Salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
4.2    Bonuses. Executive shall be eligible to participate in the Company’s and the Parent’s annual bonus plan or plans applicable to Executive as approved from time to time by the Board or the Compensation Committee in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.
4.3    Other Perquisites. During the Executive’s employment hereunder, Executive shall be afforded the following benefits as incidences of his or her employment:
(a)    Business and Entertainment Expenses. Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its employees generally, the Company shall no less frequently than monthly reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.
(b)    Vacation. During his or her employment hereunder, Executive is encouraged to take four (4) weeks of vacation each calendar year (or such greater amount of vacation as provided to employees or executives of the Company generally) and to all holidays provided to employees of the Company generally. Executive is not required to specifically account for vacation days taken and, upon termination, separation or resignation, will not receive compensation for any unused vacation days.
(c)    Other Company Benefits. Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executives or employees of the Company or the Parent. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by the Company or the Parent. Neither the Company nor the Parent shall, however, by reason of this paragraph be obligated to institute, maintain or refrain from changing, amending or discontinuing any such benefit plan or program, as long as such changes are similarly applicable to employees generally.
ARTICLE 5    : EFFECT OF TERMINATION ON
COMPENSATION; ADDITIONAL PAYMENTS
5.1    Termination Other Than an Involuntary Termination. If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 3.1 hereof because either party has provided the notice contemplated in such section, or if Executive’s employment hereunder shall terminate for any other reason except those described in Sections 5.2 and 5.3, then all compensation and all benefits to Executive under this Agreement shall continue to be provided until the date of such termination of employment, and such compensation and benefits shall terminate contemporaneously with such termination of employment.
5.2    Involuntary Termination Other Than During a Change of Control Period. If Executive’s employment by the Company, the Parent or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs prior to a Change of Control or after the expiration of a Change of Control Period, then the Company shall, as additional compensation for services rendered to the Company (including its subsidiaries and the Parent), pay to Executive the following amounts and take the following actions after the last day of Executive’s employment with the Company:
(d)    Pay Executive the Monthly Severance Amount on the first day of each month throughout the Severance Period; provided, however, that if commencement of such payments would cause any part of the Monthly Severance Amount to be subject to additional taxes and interest under Section 409A of the Code, then the payment of the Monthly Severance Amount shall be deferred to the earliest date upon which such payments can commence without being subject to such additional taxes and interest, and the first payment of the Monthly Severance Amount shall include all amounts that would have been paid prior to the date of such payment but for the deferral required pursuant to this sentence.
(e)    Cause Executive and those of his or her dependents (including Executive’s spouse) who were covered under the Company’s or the Parent’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period at no greater cost to Executive than that applicable to a similarly situated Company or Parent employee who has not terminated employment; provided, however, that
(i)    such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive),
(ii)    if Executive (and/or Executive’s spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s or the Parent’s plans had Executive voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and
(iii)    such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then the Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability (including liability under Section 409A of the Code) resulting from the failure by the Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive).

5.3    Involuntary Termination During a Change of Control Period. If Executive’s employment by the Company, any subsidiary thereof, the Parent or any successor to any of the foregoing shall be subject to an Involuntary Termination during a Change of Control Period, then the Company shall, as additional compensation for services rendered to the Company (including its subsidiaries and the Parent), pay to Executive the following amounts and take the following actions after the last day of Executive’s employment with the Company:
(a)    Pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the fifth day after the last day of Executive’s employment with the Company; provided, however, that if the lump sum cash payment would be subject to additional taxes and interest under Section 409A of the Code, then payment of the lump sum cash payment shall be deferred to the earliest date upon which such amount can be paid without being subject to such additional taxes and interest.
(b)    Cause any and all outstanding options and other non-vested awards under the Parent’s long-term incentive plan(s) in effect from time to time, which are held by Executive, to become immediately exercisable in full and cause Executive’s accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company or the Parent to become immediately nonforfeitable.
(c)    Cause Executive and those of his or her dependents (including Executive’s spouse) who were covered under the Company’s or the Parent’s medical and dental benefit plans on the day prior to Executive’s Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period at no greater cost to Executive than that applicable to a similarly situated Company or Parent employee who has not terminated employment; provided, however, that
(i)    such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to the Company by Executive),
(ii)    if Executive (and/or Executive’s spouse) would have been entitled to retiree medical and/or dental coverage under the Company’s or the Parent’s plans had Executive voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and
(iii)    such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then the Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability (including liability under Section 409A of the Code) resulting from the failure by the Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive).

5.4    Interest on Late Payments. If any payment provided for in Section 5.2 or Section 5.3 hereof is not made when due, then the Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at 2% plus the prime or base rate of interest as reported from time to time in the Wall Street Journal (or such other amount as permitted under applicable law) and shall further hold Executive harmless from any liability under Section 409A of the Code.
5.5    Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Article, together with any other payments and benefits which Executive has the right to receive from NTI, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from NTI used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 5.5 shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
5.6    Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, the Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 5 shall be received by Executive as liquidated damages.
5.7    Other Benefits. This Agreement governs the rights and obligations of Executive and the Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his or her employment and thereafter with respect to unit options, restricted units, phantom units, incentive and deferred compensation, life insurance policies insuring the life of Executive and other benefits under the plans and programs maintained by the Company or the Parent shall be governed by the separate agreements, plans and other documents and instruments governing such matters.
ARTICLE 6    : PROTECTION OF CONFIDENTIAL INFORMATION
6.1    Disclosure to and Property of the Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to NTI’s business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within a customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, the “Confidential Information”) shall be disclosed to NTI and are and shall be the sole and exclusive property of NTI. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of NTI. Upon Executive’s termination of employment with the Company, for any reason, Executive shall promptly deliver such Confidential Information and Work Product, and all copies thereof, to NTI.
6.2    Disclosure to Executive. NTI has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of NTI; and/or has and will entrust Executive with business opportunities of NTI; and/or has and will place Executive in a position to develop business goodwill on behalf of NTI. Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of NTI.
6.3    No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment by the Company, make any unauthorized disclosure of, and will prevent the removal from NTI’s premises of, Confidential Information or Work Product of NTI, or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with the Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him or her under this Agreement to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation under this Agreement to keep confidential any Confidential Information if and to the extent that disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide NTI with prompt notice of such requirement prior to making any such disclosure so that NTI may seek an appropriate protective order. At the request of NTI at any time, Executive agrees to deliver to NTI all Confidential Information that he or she may possess or control. Executive agrees that all Confidential Information of NTI (whether now or hereafter existing) conceived, discovered or made by him or her during the period of Executive’s employment by the Company exclusively belongs to NTI (and not to Executive), and Executive will promptly disclose such Confidential Information to NTI and perform all actions reasonably requested by NTI to establish and confirm such exclusive ownership. Affiliates of the Company, including, without limitation, the Parent, shall be third-party beneficiaries of Executive’s obligations under this Article 6. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers and the like, of NTI. Executive also agrees to preserve and protect the confidentiality of such third-party Confidential Information and Work Product to the same extent, and on the same basis, as NTI’s Confidential Information and Work Product.
6.4    Ownership by the Company. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, computer programs, e-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures or the like) relating to the Company’s business, products or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, the Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by the Company as a contribution to a collective work, as a part of an audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made-for-hire, and the Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made-for-hire, then Executive hereby agrees to assign, and by these presents does assign, to the Company all of Executive’s worldwide right, title and interest in and to such work and all rights of copyright therein.
6.5    Assistance By Executive. During the period of Executive’s employment by the Company and thereafter, Executive shall reasonably assist the Company and its nominee, at any time, in (a) the protection of NTI’s worldwide right, title and interest in and to Work Product, (b) the execution of all formal assignment documents requested by NTI or its nominee and (c) the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
6.6    Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article 6 by Executive, and NTI shall be entitled to enforce the provisions of this Article 6 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his or her agents.
ARTICLE 7    : NON-COMPETE
7.1    Acknowledgments. Executive acknowledges that NTI has engaged, and that NTI will continue to engage, in the business of refining, transporting and/or marketing (either wholesale or retail) petroleum products by pipeline, truck or other methods (the “Business”) in (a) Minnesota; (b) North Dakota; (c) South Dakota; and (d) Wisconsin (collectively, the “Territory”). It shall not be a violation of this Article 7 or Section 2.4 hereof for Executive to provide services to Affiliates of NTI.

7.2    Restriction. Employee covenants and agrees that, during the term of Employee’s employment with the Company and for a period of twenty-four (24) months following the termination of such employment (the “Restricted Period”), for any reason, Executive will not:
(a)    directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for or otherwise carry on a business similar to or competitive with the Business anywhere in the Territory or in any other state in the United States in which NTI or any Affiliate of NTI has refined or sold petroleum products within the period of twelve (12) months prior to the termination of such employment; or
(b)    induce or attempt to persuade any employee, agent, customer or supplier of NTI or any Affiliate of NTI to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization.
7.3    Stock Ownership. Notwithstanding anything in this Article 7 to the contrary, Executive shall not be prohibited from owning in excess of 2% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ market system.
ARTICLE 8    : MISCELLANEOUS
8.1    Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or the Company to enforce or interpret any provision contained herein, the Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his or her reasonable attorneys’ fees, other reasonable professional fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him or her should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 2% plus the prime or base rate of interest as reported from time to time in the Wall Street Journal (or such other amount as permitted under applicable law).
8.2    Payment Obligations Absolute. Except as specifically provided in Section 6.6, the Company’s obligation to pay (or cause one of its subsidiaries or the Parent to pay) Executive the amounts and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company (including its subsidiaries and the Parent) may have against her or anyone else. All amounts payable by the Company (including its subsidiaries and the Parent hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Section 5.2(b) or 5.3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

8.3    Notices. For purposes of this Agreement, notices and all other communications provided in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, or when sent by recognized overnight delivery service, addressed as follows:
If to the Company:

Northern Tier Energy LLC
1250 W. Washington, Suite 300
Tempe, Arizona 85281
Attention: President

With a copy to:

The Office of the General Counsel
Northern Tier Energy LLC
1250 W. Washington Street, Suite 300
Tempe, Arizona 85281

If to Executive:

___________________________
___________________________
___________________________

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.4    Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Arizona, without reference to its choice of law provisions.
8.5    No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
8.6    Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
8.8    Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s employees generally.
8.9    Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
8.10    Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
8.11    Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his or her estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his or her estate. The Company may assign this Agreement to a successor business, the Parent or any Affiliate or subsidiary of the Company upon written notice to Executive. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.
8.12    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between the Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.
THE COMPANY:

NORTHERN TIER ENERGY LLC

By:
Name: ____________________________________
Title: ____________________________________

EXECUTIVE:

By:
Name: ____________________________________
Date: ____________________________________